COOPER TIRES

COOPER TIRE & RUBBER COMPANY
701 Lima Avenue • Findlay, OH 45840 • (419) 423-1321

December 17, 2010

Mr. Chris E. Ostrander
10300 Timber Ridge Drive
Milan, Michigan 48160

Dear Chris:

I wish I had been able to present our offer in person, but it was great to connect last evening and share our excitement at having you join Cooper Tire. I think it goes without saying that we approach every offer with a goal of attracting and motivating the best available talent. Nevertheless, I want to emphasize that the package that we've put together for you is a reflection of the value and contribution that we expect you to bring to Cooper Tire in very short order! Confirming the specifics we discussed:

Title & Reporting Relationship – President – North America Tire Operations, reporting directly to me. You will also be a member of the Executive Committee and an elected officer of the Company.

Base Salary – Your annualized base salary rate will be $380,000.

Annual Incentive Plan (AIP) – As President – North America Tire Operations, your annual bonus target will be 60% of base salary. You will participate in the NATO bonus plan, which has a maximum payout opportunity of 2X target for 2011.

Long-Term Incentive Plan (LTIP) – Your long-term incentive opportunity is targeted at 150% of base salary, a portion of which is typically awarded in stock options to provide a direct link between the interests of our shareholders and the executive management team. Performance awards other than stock options may include performance shares (typically in the form of RSU's) and performance cash, with a maximum payout opportunity of 2X target for this portion of your LTIP opportunity. For 2011, the proposed plan will include stock options, performance shares, and performance cash.

Special Award of Restricted Stock Units – In addition to inclusion in the 2011 AIP and LTIP plans as noted above, you will receive a special award of 70,000 RSU's which will vest at a rate of 25% per year at the end of your first, second, third, and fourth years of employment with Cooper. At $23 per share, which is close to where our stock is sitting today, the value of this award is $1,610,000.

Stock Ownership Requirement – As President – North America Tire Operations, you will have a stock ownership requirement of 3X your base salary to be achieved over the first five years of employment with the Company.

CIC Severance Pay Plan – As President – North America Tire Operations, you will be approved to participate in the Company's Change in Control Severance Pay Plan as amended and restated earlier this year. This newly approved plan provides special benefits and protections to the management team and others upon certain change in control or potential change in control events.

Nothing in this offer is intended to imply that your employment is for any specific period of time, or that you are guaranteed a job with the Company. Both you and the Company have the right to terminate your employment at any time for any reason or for no reason with or without notice. Any agreement for employment for a definite period of time must be in writing and must be signed by an officer of the Company.

Furthermore, in response to your request for consideration in the event of an unanticipated termination early in our relationship, we will provide a special severance allowance should we terminate your employment during your first two years of employment for any reason other than for cause (as "cause" is defined in the CIC Severance Pay Plan). This special severance allowance will include six months of severance at your monthly base salary then in effect, a pro-rated annual bonus based actual performance results and payable at the date of normal distribution, accelerated vesting of your one-time grant of 70,000 RSU's at a rate of 35,000 RSU's if an involuntary termination for other than cause occurs before 12 months of employment and 70,000 RSU's if an involuntary termination occurs after 12 months of employment but before 24 months of employment, and nullification of the repayment provision of your relocation reimbursement.

To be clear, this offer letter and the extension of the severance benefits noted above is not a contract, a commitment to continued employment, nor a change in the at-will status of your employment with Cooper. Cooper Tire & Rubber Company retains its right to terminate your employment at any time with or without cause or notice. Also for clarification purposes, the above special severance is not in addition to the CIC Severance Pay Plan. Any termination that occurs in connection with a change in control will be governed by the terms of that Plan.

Special Executive Perquisites – We believe it is prudent to business continuity that our key executives be physically and financially fit to perform the duties of what are necessarily demanding positions. To assist in that regard, you will be provided with an annual allowance of up to $15,000 for an executive physical exam and financial planning/tax preparation services. We also expect our executives to avail themselves of these services.

Benefits, Including Vacation Allowance – You will be eligible to participate in Cooper's health and welfare benefits and retirement savings programs under the standard terms of those plans and as such programs may be amended, suspended, or terminated from time to time. In addition to eligibility for the Company's standard benefit plans and programs which are outlined in Attachment A, you have also been granted eligibility for three weeks of vacation accruing at 1.25 days per month of employment.

Relocation – The Company will extend to you the relocation policy which we provide to executive transferees, which includes assistance with the sale of your current home among other features noted in the enclosed summary (Attachment B). In addition to the standard policy, the Company will pay up to $100,000 to make up for any loss on the sale of your current home.

Your Pledge to Cooper Tire

In exchange for the benefits associated with this offer, you make the following promises relative to the protected interests of Cooper Tire.

Repayment of Benefits – Should you voluntarily terminate your employment with Cooper for any reason, you will repay all relocation expense incurred by Cooper as follows: 1) 100% if termination occurs on or before your first-year service anniversary, 2) 50% if termination occurs after your first-year service anniversary but before your second-year anniversary, and 3) 0% after your second-year service anniversary.

Confidentiality

During your employment with Cooper Tire (or any of its subsidiaries or affiliates) and subsequent to the termination of that employment for any reason, you will not disclose to any person or use for the benefit of yourself or any other person or entity any confidential or proprietary information of Cooper Tire without the prior written consent of the SVP & Chief Human Resources Officer of Cooper Tire. Upon your termination of employment with the Company for any reason, you will immediately deliver to Cooper Tire any and all

Cooper Tire information which you have in your possession or control, including but not limited to, information about Cooper Tire's practices, procedures, operations, trade secrets, customer lists, financial matters, or product marketing. You will deliver this information to Cooper Tire in whatever format you have it, including but not limited to, paper, disk, hard drive, tape, electronic storage, Blackberry, PDA, etc. You will also deliver to Cooper Tire any and all Cooper Tire property, including but not limited to, company credit cards, property access cards and keys, planners, journals, customer lists, laboratory notebooks, cellular phones, computers, software, PDA's, etc.

Non-Compete, Non-Solicitation, and Non-Disparagement

In exchange for the career and benefit opportunities set out in this offer, you agree that, during your employment with Cooper Tire and for two years following the termination of your employment with Cooper Tire for any reason, you agree not to be employed by, or serve as a director of or consultant or advisor to, any business engaged directly or indirectly in the design, development, marketing, or manufacture of tires or that is reasonably likely to engage in such business during the two-year period following the date when your employment with Cooper Tire terminates.

You also agree that during your employment with Cooper Tire and for a period of five years following the termination of your employment for any reason, you will not solicit directly or cause or encourage another person or entity to solicit any employee of Cooper or its subsidiaries or affiliates for employment outside of Cooper.

You further agree that, during your employment with Cooper Tire and subsequent to the termination of that employment for any reason, you will not disparage Cooper or its subsidiaries or its affiliates, operations, products, employees, officers, or directors.

Chris, I am confident in your ability to make meaningful and measurable contributions to our future success, and the offer we have extended to you reflects the value we place in you and the expectations we have for you. While it is important to understand that various provisions of this offer are governed by plan documents and programs which may be modified or curtailed in the future, we have endeavored to tailor a package that meets your particular needs and one which is commensurate with the significant role that you will play for Cooper.

We look forward to your formal acceptance of this offer, and as we discussed this evening, we have included an additional $100,000 signing bonus based upon a start date effective no later than January 17, 2011. The one contingency which we need to address before your start date is a pre-employment drug screen. We should be able to arrange something in Las Vegas if that will work better for you. Please feel free to call Brenda or me if you have any questions. Otherwise, we look forward to a favorable response and your joining the Cooper team very soon.

Sincerely,

/s/ Roy Armes

Roy Armes
Chairman, CEO & President

attachments

Accepted By: /s/ Chris E. Ostrander December 20, 2010
Chris E. Ostrander Date

Nothing in this offer is intended to imply that your employment is for any specific period of time, or that you are guaranteed a job with the Company. Both you and the Company have the right to terminate your employment at any time for any reason or for no reason with or without notice. Any agreement for employment for a definite period of time must be in writing and must be signed by an officer of the Company.

COOPER TIRES

Attachment A

BENEFITS AT A GLANCE

Health and Wellness Benefits

- Medical and prescription drug plan with premium discounts attached to biometric screening and being tobacco free or completing tobacco cessation program.
- Dental services plan
- Vision services plan
- Health savings account
- Fitness center co-sponsorship
- Employee assistance program

Savings and Security Programs

- Investment savings plan with a stated match of 1% for the first 1% of your savings and 50% for the next 5% of your savings for a maximum match of 3.5% for 6% of personal savings.
- The Company may also contribute to your investment savings plan through a discretionary profit sharing program . A discretionary match of 3% was made in 2010 for the 2009 plan year.
- Short-term disability program which provides up 26 weeks of coverage
- An elective long-term disability program
- Employee life and AD&D coverage
- Optional dependent life insurance

Paid Time Off

- Vacation allowance is as detailed in your offer letter.
- The Company provides 10 paid holidays per year with an additional floating holiday provided after one year of service.

Other Benefits and Employee Development Opportunities

- Matching gift program and numerous volunteer and charitable giving opportunities
- Employee pricing at Cooper Service Centers
- Educational assistance program and other professional development opportunities
- PEAKS awards and other special recognition opportunities for superior performance in safety, customer service, and other key areas of the business

COOPER TIRES

Attachment B

RELOCATION BENEFITS AT A GLANCE

Home Marketing and Home Sale Assistance

- Professional marketing and sales assistance will be provided by our third-party provider, SIRVA. They will provide BMA (Broker Market Analysis) data and a recommended list price on your current home
- Under certain circumstances involving a bona fide offer from a qualified buyer, SIRVA will purchase the home from you and then sell the home to the outside buyer.

Home Finding Assistance for Homeowners

- Professional assistance will be provided by our third-party provider, SIRVA.
- Two home finding trips for seven days/six nights for you and your spouse
- Airfare and rental car (mid-size) or mileage
- Lodging
- Meals (on a per diem basis)

New Home Purchase Assistance

- Included in Cooper's relocation policy is a no-closing cost program provided by SIRVA in conjunction with SIRVA mortgage.
- You must be a homeowner at the departure location and sell your home through SIRVA's Home Sale Assistance program to be eligible for the no-closing cost program.
- If you choose not to participate in the no-closing cost loan program, your new home purchase costs will not be reimbursed.

Temporary Housing

- Pending the availability of your permanent housing, up to 60 days of lodging
- Meals (on a per diem basis)
- Up to two trips home per month while in temporary living status

Movement of Household Goods

- A professional van line will be selected and coordinated by the Company.
- The van line will pack, load, transport, and unload goods, including normal appliance servicing.

Final Trip to the Destination Location

- The Company will reimburse en route expenses incurred by you and your family from the departure location to the destination location.
- Reimbursable expenses include airfare, lodging, meals, mileage, parking, and tolls.

Miscellaneous Allowance

- You will receive a Miscellaneous Allowance equal to one month's salary to assist with expenses not covered elsewhere in the policy
- The Miscellaneous Allowance is not eligible for the estimated tax gross-up which is applied to most other provisions of the relocation policy.